                                                                  EXHIBIT (A)(1)
                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                              C-ATS SOFTWARE INC.
                                       AT
                              $7.50 NET PER SHARE
                                       BY

                            MOXIE ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF

                                  KIRSTY, INC.
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                                   MISYS PLC

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 19, 1999,
                         UNLESS THE OFFER IS EXTENDED.

THE BOARD OF DIRECTORS OF C-ATS SOFTWARE INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN COMBINED WITH ANY SHARES ALREADY OWNED BY MISYS PLC OR ITS AFFILIATES AND SHARES SUBJECT TO THE STOCKHOLDERS AGREEMENTS (AS DEFINED HEREIN) AND NOT TENDERED INTO THE OFFER, WOULD CONSTITUTE MORE THAN 50% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS AND (B) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. IN CONNECTION WITH THE OFFER, HOLDERS OF 1,587,783 SHARES, OR APPROXIMATELY 22% OF THE OUTSTANDING SHARES AS OF DECEMBER 11, 1998, HAVE AGREED TO TENDER SUCH SHARES PURSUANT TO THE OFFER. SEE "INTRODUCTION" AND SECTION 12.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

     If a stockholder desires to tender Shares and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, such stockholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                            ------------------------
                      The Dealer Manager for the Offer is:
                              GREENHILL & CO., LLC
December 18, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1

THE TENDER OFFER............................................    3
   1.  Terms of the Offer...................................    3
   2.  Procedure for Tendering Shares.......................    4
   3.  Withdrawal Rights....................................    7
   4.  Acceptance for Payment and Payment...................    8
   5.  Certain Federal Income Tax Consequences..............    9
   6.  Price Range of the Shares; Dividends on the Shares...   10
   7.  Effect of the Offer on the Market for the Shares;
       Stock Quotation; Exchange Act Registration; Margin
       Regulations..........................................   10
   8.  Certain Information Concerning the Company...........   11
   9.  Certain Information Concerning the Purchaser, USA Sub
       and Parent...........................................   13
  10.  Source and Amount of Funds...........................   16
  11.  Contacts and Transactions with the Company;
     Background of the Offer................................   16
  12.  Purpose of the Offer; the Merger Agreement; Other
       Agreements; Plans for the Company....................   18
  13.  Dividends and Distributions..........................   30
  14.  Certain Conditions of the Offer......................   30
  15.  Certain Legal Matters................................   32
  16.  Fees and Expenses....................................   33
  17.  Miscellaneous........................................   34

Schedule I -- Directors and Executive Officers..............  I-1

To the Holders of Shares of
C-ATS Software Inc.:

                                  INTRODUCTION

     Moxie Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Kirsty, Inc., a Delaware corporation ("USA Sub") and an indirect wholly-owned subsidiary of Misys plc, a public limited company organized under the laws of England ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of C-ATS Software Inc., a Delaware corporation (the "Company"), at $7.50 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Parent will pay all fees and expenses of Greenhill & Co., LLC ("Greenhill"), which is acting as Dealer Manager (the "Dealer Manager"), BankBoston, N.A., which is acting as the Depositary (the "Depositary"), and Corporate Investor Communications, Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE FACTORS CONSIDERED BY THE BOARD IN ARRIVING AT ITS DECISION TO APPROVE THE OFFER AND THE MERGER AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH.

     THE COMPANY HAS ADVISED PARENT AND THE PURCHASER THAT EACH MEMBER OF THE BOARD AND EACH OF THE COMPANY'S EXECUTIVE OFFICERS INTENDS TO TENDER ALL SHARES OWNED BY SUCH PERSONS PURSUANT TO THE OFFER, EXCEPT TO THE EXTENT OF ANY RESTRICTIONS CREATED BY SECTION 16(B) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT") AND EXCEPT THAT MR. ROD BECKSTROM MAY TRANSFER UP TO 300,000 SHARES TO CHARITABLE INSTITUTIONS. IN ADDITION, SIMULTANEOUSLY WITH THE EXECUTION AND DELIVERY OF THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), PARENT, USA SUB AND THE PURCHASER, ON THE ONE HAND, AND THE ROD A. BECKSTROM TRUST, DAVID AND DIEDRA GILBERT, ROBERT GESKE, JERRY BOCK AND THE ROD A. AND PATRICE V. BECKSTROM CHARITABLE REMAINDER TRUST (COLLECTIVELY, THE "CERTAIN STOCKHOLDERS"), ON THE OTHER HAND, ENTERED INTO STOCKHOLDERS AGREEMENTS, EACH DATED AS OF DECEMBER 14, 1998 (THE "STOCKHOLDERS AGREEMENTS"). THE STOCKHOLDERS AGREEMENTS RELATE TO 1,587,783 SHARES OWNED BY THE CERTAIN STOCKHOLDERS, AS WELL AS 460,000 SHARES SUBJECT TO STOCK OPTIONS (AS HEREINAFTER DEFINED). PURSUANT TO THE STOCKHOLDERS AGREEMENTS, EACH CERTAIN STOCKHOLDER HAS AGREED, AMONG OTHER THINGS, TO TENDER INTO THE OFFER, AND NOT TO WITHDRAW THEREFROM, THE 1,587,783 SHARES OWNED BY THE CERTAIN STOCKHOLDERS (EXCEPT TO THE EXTENT MR. BECKSTROM MAKES CHARITABLE CONTRIBUTIONS AS DESCRIBED ABOVE), AS WELL AS ANY OTHER SHARES ACQUIRED PRIOR TO THE EXPIRATION OF THE OFFER INCLUDING PURSUANT TO THE EXERCISE OF STOCK OPTIONS, ANY WARRANTS OR SIMILAR INSTRUMENTS, AND HAS GRANTED TO THE PURCHASER THE RIGHT TO PURCHASE ALL SHARES SUBJECT TO THE STOCKHOLDERS AGREEMENTS IN THE EVENT THEY HAVE NOT BEEN TENDERED INTO THE OFFER FOR ANY REASON, PROVIDED THAT THE PURCHASER SHALL HAVE ACCEPTED SHARES FOR PAYMENT UNDER THE OFFER AND THE MINIMUM CONDITION SHALL HAVE BEEN SATISFIED. SEE SECTION 12.

     THE COMPANY'S FINANCIAL ADVISOR, BROADVIEW INTERNATIONAL LLC, HAS DELIVERED ITS OPINION TO THE BOARD DATED DECEMBER 9, 1998 THAT, AS OF SUCH DATE, AND SUBJECT TO THE CONDITIONS AND LIMITATIONS SET FORTH THEREIN, THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES IN THE OFFER AND THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW. SUCH OPINION IS SET FORTH IN FULL AS AN EXHIBIT TO THE
SCHEDULE 14D-9.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (a) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN COMBINED WITH ANY SHARES ALREADY OWNED BY MISYS PLC OR ITS AFFILIATES AND SHARES SUBJECT TO THE STOCKHOLDERS AGREEMENTS AND NOT TENDERED INTO THE OFFER, WOULD REPRESENT MORE THAN 50% OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND, (b) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED (THE "HSR ACT CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. FOR PURPOSES HEREOF, SHARES ON A FULLY DILUTED BASIS MEANS ALL OUTSTANDING SECURITIES ENTITLED GENERALLY TO VOTE IN THE ELECTION OF DIRECTORS OF THE COMPANY ON A FULLY DILUTED BASIS, AFTER GIVING EFFECT TO THE EXERCISE OR CONVERSION OF ALL OPTIONS, WARRANTS, RIGHTS AND SECURITIES EXERCISABLE OR CONVERTIBLE INTO SUCH VOTING SECURITIES. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 19, 1999, UNLESS EXTENDED. SEE SECTIONS 1 AND 14.

     The Company has informed the Purchaser that, as of December 11, 1998, there were 7,123,577 Shares outstanding and 1,792,550 Shares authorized for issuance pursuant to the exercise of outstanding options to purchase Shares ("Stock Options"). As a result, as of such date, the Minimum Condition would be satisfied if the Purchaser acquired 4,458,064 Shares. Pursuant to the Stockholders Agreements, the Certain Stockholders have agreed to tender 1,587,783 Shares in the Offer as well as any other Shares acquired prior to the expiration of the Offer including pursuant to the exercise of stock options, any warrants or similar instruments.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of December 14, 1998 (the "Merger Agreement"), among Parent, USA Sub, the Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company (the "Surviving Corporation") surviving the Merger as an indirect wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held by stockholders who perfect their appraisal rights under Delaware law, Shares owned by the Company as treasury stock and Shares owned by Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company) will be converted into the right to receive $7.50 in cash (the "Per Share Merger Consideration"), without interest. The Merger is subject to a number of conditions, including the adoption of the Merger Agreement by stockholders of the Company, if required by applicable law. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser would be able to, and intends to, effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, the Board or any other stockholder of the Company. The Company has granted the Purchaser an option (the "Top-Up Option") to acquire sufficient Shares from the Company (up to a maximum number of Shares equal to 19.9% of the Shares then issued and outstanding) so that, if the Purchaser purchases Shares pursuant to the Offer and the Minimum Condition is satisfied, and subject to certain additional conditions, the Purchaser may increase its percentage ownership of the Shares to 90.1%. See Section 12.

     The Merger Agreement provides that, promptly upon the purchase by the Purchaser of Shares pursuant to the Offer, the Purchaser shall be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give the Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, the Purchaser or any of their affiliates at such time bears to the total number of Shares then outstanding (provided that, if Parent, the Purchaser and their affiliates beneficially own in the aggregate at least a majority of the Shares, the Purchaser shall in any event be entitled to designate at least a majority of the directors on the Board), and the Company shall, at such time, promptly take all actions necessary to cause the Purchaser's designees to be elected as directors of the Company. However, until the Effective Time, the Board shall have at least one director who is a director of the Company on the date of this Agreement and who is not an officer of the Company or any of its subsidiaries. The Merger Agreement is more fully described in Section 12.

     No appraisal rights are available in connection with the Offer. However, stockholders may have appraisal rights in connection with the Merger, regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 12.

     Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on January 19, 1999, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

     Pursuant to the terms of the Merger Agreement, the Purchaser may not waive the Minimum Condition without the consent of the Company. The Purchaser, however, expressly reserves the right to modify the other terms of the Offer, except that, without the consent of the Company, the Purchaser shall not (a) reduce the number of Shares to be subject to the Offer, (b) reduce the Offer Price, (c) impose additional conditions to the Offer, (d) extend the Offer, except as provided in the next paragraph, (e) change the form of consideration payable in the Offer, (f) extend the expiration date of the Offer (except as set forth below) or (g) otherwise amend the Offer in any manner adverse to the holders of Shares.

     Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, extend the expiration date of the Offer (a) as required to comply with any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"), (b) if at the scheduled or extended expiration date of the Offer any of the conditions to the Offer have not been satisfied or waived, until such time as all such conditions are satisfied or waived or, (c) provided that at least 90% of the Shares have not been tendered, for one or more times for a total number of days in the aggregate pursuant to this clause (c) not to exceed 20 for any reason other than those specified in the immediately preceding clauses (a) and (b). In addition, Parent and the Purchaser have agreed in the Merger Agreement that if all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied by the commercially reasonable best efforts of Parent, the Purchaser and the Company, the Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived, provided that the Purchaser shall not be required by the Company to extend the Offer for a total of 20 days beyond the initial expiration date of the Offer.

     Subject to the terms of the Merger Agreement and applicable rules and regulations of the SEC, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred, to (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) except as set forth above, amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If by 12:00 midnight, New York City time, on Tuesday, January 19, 1999 (or any date or time then set as the Expiration Date), any of or all the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger

Agreement and to the applicable rules and regulations of the SEC, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) except as set forth above with respect to the Minimum Condition, waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the Offer and, subject to the right of stockholders to withdraw shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer, and the terms of the Merger Agreement), the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     The Company has provided the Purchaser with the Company's stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of such delivery, including an Agent's Message (as defined below), must be received by the Depositary), in each case prior to the Expiration Date or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) of Shares (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a firm that is a participant in the Security Transfer Agents Medallion Program or the New York Stock Exchange Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed in the manner described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market") operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, USA Sub, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" on payments of cash pursuant to the Offer or the Merger (including cash paid pursuant to the exercise of appraisal rights), a stockholder surrendering Shares in the Offer or the Merger must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain non-U.S. individuals and entities) are not subject to backup withholding. Non-U.S. stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Tuesday, February 16, 1999.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, USA Sub, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 3, promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser in its sole discretion, which determination will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer.

     On December 14, 1998, Parent filed a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on December 29, 1998, unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Parent with such request. See Section 15.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other holder of Shares pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF ANY SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer, and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to an affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of certain United States federal income tax consequences of the receipt of cash pursuant to the Offer or the Merger by a U.S. Holder of Shares. This discussion is based upon existing United States federal income tax law, including legislation, regulations, administrative rulings and court decisions, as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect. For purposes of this discussion, a "U.S. Holder" means a beneficial holder of Shares that is (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia or (iii) a partnership, trust or estate treated, for United States federal income tax purposes, as a domestic partnership, trust or estate. This discussion does not discuss all aspects of United States federal income taxation that may be relevant to all U.S. Holders in light of their particular circumstances, such as U.S. Holders whose stock was acquired pursuant to the exercise of an employee stock option or otherwise as compensation, U.S. Holders who are subject to special treatment under the United States federal income tax laws (for example, financial institutions, insurance companies, tax-exempt organizations and broker-dealers) or to holders of Shares that are not U.S. Holders. This discussion also does not address any aspects of state, local or non-United States tax law.

     The receipt of cash for Shares pursuant to the Offer or the Merger (including any cash received pursuant to the exercise of appraisal rights) will be a taxable transaction for United States federal income tax purposes. Generally, for United States federal income tax purposes, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder pursuant to the Offer or the Merger and the U.S. Holder's aggregate tax basis in the Shares surrendered. Gain or loss will be calculated separately for each block of Shares (i.e., Shares acquired at the same time and price) so surrendered.

     Assuming the U.S. Holder holds its Shares as a capital asset, gain or loss will generally be capital gain or loss. Capital gains of individuals, estates and trusts generally are subject to a maximum United States federal income tax rate of 20% if the U.S. Holder's holding period for such Shares exceeds 12 months. Shares held for less than 12 months may be subject to ordinary income tax rates of up to 39.6% for individuals. Capital gains of corporations generally are taxed at the United States federal income tax rates applicable to corporate ordinary income. In addition, under present law, the ability to use capital losses to offset ordinary income is limited.

     A stockholder that exchanges Shares pursuant to the Offer or the Merger may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such TIN is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. See "-- Backup Withholding" under Section 2.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the United States federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     EACH U.S. HOLDER IS STRONGLY ADVISED TO CONSULT HIS OR HER OWN TAX ADVISERS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER, INCLUDING THE PARTICULAR FACTS AND CIRCUMSTANCES THAT MAY BE UNIQUE TO SUCH U.S. HOLDER, AND AS TO ANY ESTATE, GIFT, STATE, LOCAL OR NON-UNITED STATES TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are quoted on the Nasdaq National Market under the symbol
"CATX".

     The following table sets forth, for each of the periods indicated, the high and low last sales prices per Share, as reported in published financial sources.

                                                              PRICES OF SHARES
                                                              ----------------
CALENDAR YEAR                                                  HIGH      LOW
-------------                                                 ------    ------
1996
  First Quarter.............................................  $7.875    $5.875
  Second Quarter............................................   7.500     5.625
  Third Quarter.............................................   6.250     4.875
  Fourth Quarter............................................   5.125     4.375
1997
  First Quarter.............................................   5.875     4.375
  Second Quarter............................................   5.125     4.125
  Third Quarter.............................................   7.375     4.500
  Fourth Quarter............................................   6.000     5.000
1998
  First Quarter.............................................   5.500     4.250
  Second Quarter............................................   7.500     5.125
  Third Quarter.............................................   5.875     3.875
  Fourth Quarter (through December 17, 1998)................   7.375     3.438

     On December 11, 1998, the last full trading day before the first public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq National Market was $4.686 per Share. On December 17, 1998, the last full trading day before the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $7.219 per Share.

     The Purchaser has been advised by the Company that the Company has never paid any cash dividends on the Shares.

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

  Market for the Shares.

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Quotation.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market, which among other things require that an issuer have either (i) at least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $5,000,000 and net tangible assets of at least $4,000,000 and at least two registered and active market makers for the shares or (ii) at least 1,100,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $15,000,000, and either (x) a market capitalization of at least $50,000,000 or
(y) total assets and total revenue of at least $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years and at least four registered and active market markers. The Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market (the "Nasdaq Stock Market") with quotations published in the Nasdaq "additional list" or in one of the "local lists", but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  Exchange Act Registration.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If public quotation and registration of the Shares is not terminated prior to the Merger, then the Shares will no longer be quoted and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal offices at 1870 Embarcadero Road, Palo Alto, CA 94303. The Company and its subsidiaries are principally engaged in supplying client/server software products for financial risk management, including capital markets software for derivatives risk management and enterprise risk management, to the worldwide financial services industry.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and 1996 and the Company's Report on Form 10-Q for the nine months ended September 30, 1998. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "-- Available Information."

                              C-ATS SOFTWARE INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                       ($ MILLIONS EXCEPT PER SHARE DATA)

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,        YEAR ENDED DECEMBER 31,
                                                ------------------    --------------------------
                                                 1998       1997       1997      1996      1995
                                                -------    -------    ------    ------    ------
STATEMENTS OF OPERATIONS INFORMATION:
Total Revenues................................  $   15.1   $   13.7   $18.5     $20.1     $   22.3
Operating Income (Loss).......................      (0.9)      (2.8)   (3.5)     (7.1)         4.4
Income (Loss) Before Provision for Income
  Taxes.......................................      (0.1)      (2.1)   (2.6)     (6.2)         5.4
Net Income (Loss).............................      (0.6)      (2.1)   (2.6)     (6.2)         3.5
Net Income (Loss) Per Share (Basic)...........      (0.09)     (0.32)  (0.38)    (0.95)        0.64

                                                AT SEPTEMBER 30,         AT DECEMBER 31,
                                                ----------------    --------------------------
                                                 1998      1997      1997      1996      1995
                                                ------    ------    ------    ------    ------
BALANCE SHEET INFORMATION:
Working Capital...............................  $17.1     $17.5     $17.2     $19.8     $   21.6
Total Assets..................................   29.2      30.8      30.6      33.0         38.5
Total Liabilities.............................    9.8      10.7      11.0      11.1         15.6
Total Stockholders' Equity....................   19.4      20.1      19.7      21.9         22.9

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports, proxy and information statements and other information may be found on the SEC's web site address, http://www.sec.gov.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although the Purchaser, Parent and USA Sub do not have any knowledge that any such information is untrue, none of the Purchaser, Parent or USA Sub takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

     Other Financial Information. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its financial performance which is not publicly available. This information included forecasts of potential financial performance of the Company (without regard to the impact on the Company of a transaction with Parent). Subsequent to the time such information was provided to Parent, the Company advised Parent that the Company's financial performance for the remainder of its current fiscal year is expected to be below that which was previously forecasted, that the assumptions made in preparing such forecasts are no longer applicable and that the forecasts are no longer operative.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER, USA SUB AND PARENT

     The Purchaser, a Delaware corporation, was recently incorporated for the purpose of acquiring the Company and has not conducted any unrelated activities since its incorporation. The principal executive office of the Purchaser is located at 45 Broadway, New York, New York 10006. All outstanding shares of common stock of Purchaser are owned by USA Sub.

     The principal executive office of USA Sub, a Delaware corporation, is located at 45 Broadway, New York, New York 10006. USA Sub is a holding company that holds the stock of a large proportion of Parent's businesses operating in the United States. All outstanding shares of common stock of Parent are owned, directly or indirectly, by Parent.

     Parent is a public limited company organized under the laws of England with its principal executive office at Burleigh House, Chapel Oak, Salford Priors, Worcestershire WR11 5SH. Parent, its subsidiaries and associated companies are principally engaged in the provision of computer systems, software products and related services, as well as transaction processing services, to the financial services and healthcare industries internationally.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, Parent and USA Sub is set forth in Schedule I hereto.

     Pursuant to the Stockholders Agreements and the Top-Up Option, Parent may be deemed to beneficially own 3,465,375 Shares constituting approximately 38% of the total outstanding Shares (assuming the exercise of the Top-Up Option and 460,000 Stock Options that are subject to the Stockholders Agreements). Each of the Purchaser, USA Sub and Parent disclaims beneficial ownership to all Shares subject to the Top-Up Option. Except as described in this Offer to Purchase, none of the Purchaser, Parent or USA Sub (together, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, (a) there have not been any contacts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC and (b) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

     Because the only consideration in the Offer and Merger is cash, and obtaining financing is not a condition to the Offer, and in view of the amount of consideration payable in relation to the financial capability of Parent and its affiliates, the Purchaser, Parent and USA Sub believe the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer. The stock of Parent is listed on the London Stock Exchange.

     None of Parent, USA Sub or the Purchaser is subject to the information filing requirements of the Exchange Act, and, accordingly, none of Parent, USA Sub or the Purchaser files reports of other information with the SEC relating to its business, financial condition or other matters. Set forth below is certain selected consolidated financial information relating to Parent and its subsidiaries for the fiscal years ended May 31, 1998, 1997 and 1996. The selected consolidated financial information is denominated in pounds sterling and prepared in accordance with generally accepted accounting principles in the United Kingdom ("UK GAAP"). UK GAAP differs in certain significant respects from generally accepted accounting principles in the United States ("US GAAP"). Immediately following the summary consolidated financial information of Parent and its subsidiaries set forth below is a brief summary of certain differences between UK GAAP and US GAAP. Parent has not examined whether adjustments necessary to conform its financial statements to US GAAP would be material. On December 17, 1998, The Wall Street Journal reported that, as of December 16, 1998, one U.K. pound sterling equaled 1.6702 U.S. dollars.

                                   MISYS PLC
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                  (L MILLIONS)

                                                                   YEAR ENDED MAY 31,
                                                              ----------------------------
                                                               1998       1997       1996
                                                              ------     ------     ------
PROFIT AND LOSS:
Turnover....................................................  L447.7     L325.5     L279.9
Operating Profit............................................    97.8       64.5       52.6
Profit Before Taxation......................................    51.7       62.5       50.4
Profit Attributable to Shareholders.........................    29.2       45.9       36.8

                                                                       AT MAY 31,
                                                              -----------------------------
                                                               1998       1997       1996
                                                              -------    -------    -------
BALANCE SHEET DATA:
Fixed Assets................................................  L  30.8    L  21.8    L  21.4
Creditors...................................................    309.5      191.5      114.0
Equity Shareholders' Deficit................................   (353.1)    (198.2)    (117.8)

     This financial information does not constitute Parent's statutory accounts within the meaning of section 240 of the Companies Act 1985 of Great Britain (the "Companies Act"). The information for the three years ended May 31, 1998 is extracted from the published audited consolidated financial statements of Parent for the three years ended May 31, 1998. Parent's auditors made reports under section 235 of the Companies Act on each of the financial statements for the three years ended May 31, 1998 and the statutory accounts have been delivered to the Registrar of Companies of England for each of those years. Each such report was unqualified and did not contain a statement under section 237(2) to (4) of the Companies Act.

     Certain Differences Between UK GAAP and US GAAP. UK GAAP differs in certain significant respects from US GAAP. The principal differences, which management of Parent believes may have a material impact on Parent and its subsidiaries, are summarized below. Given the inherent differences between UK GAAP and US GAAP, the financial statements presented under UK GAAP may not be presented fairly, in all material respects, under US GAAP. Parent has not quantified these differences, nor prepared consolidated financial statements under US GAAP, nor undertaken a reconciliation of UK GAAP and US GAAP financial statements. Had Parent undertaken any such quantification or preparation or reconciliation, other potentially significant accounting and disclosure differences might have come to its attention, which are not identified below. Accordingly, Parent can provide no assurance that the identified differences in the summary below represent all the principal differences relating to Parent and its subsidiaries. Further, no attempt has been made to identify future differences between UK GAAP and US GAAP as the result of prescribed changes in accounting standards. Regulatory bodies that promulgate UK GAAP and US GAAP have significant ongoing projects that would affect future comparisons such as this one. Finally, no attempt has been made to identify all future differences between UK GAAP and US GAAP that may affect the financial statements as a result of transactions or events that may occur in the future. Although UK GAAP differs in certain significant respects from US GAAP, Parent believes that the differences are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares because the Offer is for cash and any such difference would not affect the ability of or the Purchaser to pay for the Shares to be acquired pursuant to the Offer. In this regard, Parent has sufficient funds in its working capital accounts and credit facilities to pay for the Shares to be acquired pursuant to the Offer and the Merger.

  Goodwill and other intangible assets

     Under UK GAAP, goodwill, representing the excess of the fair value of the purchase consideration over the fair value of the net assets (liabilities) acquired, is written off against reserves at the time of the acquisition. Within net assets (liabilities) acquired, Parent has not placed values on intangible assets. Additionally, UK GAAP requires that on disposal of a previously acquired business any goodwill taken directly to reserves is then charged to the profit and loss account.

     Under US GAAP, goodwill represents the excess of purchase cost over the fair value of identifiable net assets acquired and acquired in-process technology. Goodwill and other intangible assets are capitalized and then amortized through the statement of operations over the estimated useful lives.

  Acquired in-process technology

     Under US GAAP, a portion of the purchase price should be allocated to the research and development (R&D) projects in process that have value, but for which technological feasibility has not been achieved (acquired in-process technology); the amount allocated to such R&D projects should be expensed as research and development if the project does not have an alternative future use.

     Under UK GAAP, Parent does not allocate any purchase price to acquired in-process technology.

  Contingent consideration

     Under UK GAAP, Parent recognizes contingent consideration at the acquisition date based upon a reasonable estimate of the fair value of amounts expected to be payable in the future. The cost of acquisition is adjusted when the ultimate amount is known.

     Under US GAAP, contingent consideration is not recorded until the contingency is resolved. Upon the resolution of the contingency, the purchase price may be adjusted, resulting in a new allocation to the identifiable net assets acquired and an adjustment to goodwill (and subsequent amortization).

  Software development costs

     Under UK GAAP, software development costs are included in research and development and are expensed as incurred.

     Under US GAAP, certain software development costs are capitalized once technological feasibility is achieved up to the time the software becomes generally available for sale or license. Technological feasibility is achieved when all planning, designing, coding and testing activities are completed. To date, the costs incurred in the period between achieving technological feasibility and the general availability of such software have not been significant.

  Deferred taxation

     Under US GAAP, deferred tax is provided on all differences between the financial and tax bases of assets and liabilities using currently enacted tax rates. The value allocated to intangible assets under US GAAP also results in a related deferred taxation liability; however, no such liability is created in respect of goodwill and acquired in-process technology. The deferred tax liabilities relating to intangible assets are then released to the income statement proportional to the amortization of the assets. A valuation allowance is made against deferred tax assets where it is more likely than not that some portion of the asset will not be recovered.

     Under UK GAAP, deferred tax liabilities are only recognized to the extent that it is probable they will crystallize, and assets are only recognized where they are expected to be recoverable without replacement by equivalent debit balances.

  Stock based compensation

     Under UK GAAP, Parent recognizes no compensation expense related to subscription share option schemes.

     US GAAP requires that companies with stock-based compensation plans either recognize compensation expense based on a fair value method or the intrinsic value method. Where the intrinsic value method is used, the pro forma effect on net income and earnings per share assuming the use of the fair value method is required.

  Ordinary dividends

     Under UK GAAP, dividends are provided for in the year to which they relate. Under US GAAP, dividends are recorded in the period in which the dividends are formally declared.

  Discontinued operations

     Under UK GAAP, discontinued operations include operations where a sale has a material effect on the nature of operations and represents a material reduction in operations resulting from a withdrawal from a particular market. Discontinued operations under US GAAP may relate only to a significant business segment.

10.  SOURCE AND AMOUNT OF FUNDS

     The Purchaser estimates that the amount of funds required to purchase all outstanding Shares on a fully diluted basis pursuant to the Offer and to pay fees and expenses related to the Offer will be approximately $62 million. The Purchaser will obtain such funds in the form of capital contributions. Such funds will be obtained by Parent from borrowings under Parent's existing Credit Agreement, dated September 5, 1997 (as amended and restated, the "Credit Agreement"), among Parent, ING Barings and Lloyds Bank plc Capital Markets, as arrangers, and certain other banks and financial institutions. The maximum amount of borrowings that may be outstanding pursuant to the Credit Agreement is $390 million through November 24, 2000, $385 million through November 24, 2001 and $276 million through November 24, 2002. All amounts borrowed pursuant to the Credit Agreement are unsecured and will become due and payable on November 24, 2002. All amounts drawn down pursuant to the Credit Agreement would bear interest at a rate equal to the aggregate of (a) the London inter-bank offered rate, (b) a margin of 0.45%-0.85% (depending upon the performance of Parent with respect to certain financial ratios) and (c) certain mandatory costs. The Credit Agreement contains customary covenants and events of default. At present, there are no plans to refinance any borrowings made pursuant to the Credit Agreement, which are expected to be repaid from cash generated from operations.

11.  CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

     The Company engages in certain lines of business that are complementary to those of Midas-Kapiti International, Ltd. ("MKI"), which is an indirect wholly-owned subsidiary of Parent. In March, 1998, Mr. Rod Beckstrom, Chief Executive Officer of the Company, met with Mr. John Graham, the Director of Business Development of Parent, and Mr. Rupert Soames, Chief Executive Officer of MKI, to discuss possibilities for joint marketing efforts. Representatives of the Company and MKI met from time to time since

April, 1998, in connection with the preparation of proposals to customers that combine the products and services offered by MKI and the Company. Pursuant to these discussions, MKI and the Company have jointly marketed their products to certain prospective customers.

     From July 22 through July 24, 1998, Mr. Soames and Mr. Stephen Gowers, Product Development Director of MKI, met in Palo Alto with Mr. David Gilbert, President and Chief Operating Officer of the Company, to discuss the possibility of combining the Company's risk operations with MKI's Global Manager/ Risk Vision business. Messrs. Soames and Gowers indicated they would discuss the matter further with representatives of Parent.

     On July 31, 1998, Mr. Soames sent a letter to Mr. Beckstrom indicating that Parent was interested in a possible combination and discussing next steps.

     On August 11 and again on September 11, 1998, Mr. Soames met with Messrs. Beckstrom and Gilbert to consider how the combined businesses might be organized and operated. On September 2, 1998, Mr. Soames forwarded a letter to Mr. Beckstrom outlining the terms of confidentiality that would pertain to future discussions regarding a "potential business partnership".

     On October 12, 1998, Mr. Strone Macpherson, Deputy Chairman of Parent, met in Palo Alto with Messrs. Beckstrom and Gilbert to discuss potential non-price transaction terms. Representatives of the two companies held a number of telephone conversations during the following weeks. On October 15 and 16, 1998, Mr. Soames reviewed with Messrs. Gilbert and Beckstrom by telephone the outcome of the meetings held with Mr. Macpherson and discussed ways to progress towards a potential transaction.

     On October 16, 1998, Mr. Soames and Mr. Ross Graham, Corporate Development Director and Secretary of Parent, held discussions in London with Mr. Gilbert during which Messrs. Soames, R. Graham and Gilbert discussed the basic framework of a potential transaction and Parent's representatives provided Mr. Gilbert with an outline of non-price transaction terms.

     On October 19, 1998, representatives of Parent indicated preliminarily to the Company's representatives that it would be willing to pay a price in the range of $6.50-$7.50 per Share, subject to the satisfactory completion of due diligence and definitive documentation. On October 19, Parent's representatives confirmed the price to be $7.00 per Share. On October 29, Mr. Gilbert informed Mr. Macpherson that the $7.00 offer was too low and that a third party had orally indicated its interest in potentially acquiring the Company in a stock for stock transaction. Messrs. Macpherson, R. Graham and Gilbert held additional discussions by telephone on October 30, 1998 to further explore the Company's position.

     On November 11, 1998, further to a telephone conversation held on November 10, 1998, between Messrs. Macpherson and Gilbert, Mr. Macpherson sent a letter to Mr. Gilbert expressing Parent's formal interest in acquiring the Company and attaching a term sheet indicating a price range of $7.50-$8.00 per Share, but stating that based on the data it had at the time $7.50 was the appropriate price.

     Between November 16, 1998 and December 7, 1998, the Parent, MKI and its legal and financial advisors conducted their due diligence review of the Company.

     On November 18, 1998, Messrs. Beckstrom and Gilbert met in New York with Mr. Soames and Mr. John Sussens, Managing Director of Parent, to discuss how the risk businesses of the Company and MKI could be jointly developed.

     On November 23, 1998, Mr. Gilbert and counsel to the Company met in New York with Mr. R. Graham, Ms. Tazim Essani, Vice President, Corporate Development of Parent, and Parent's legal and financial advisors to negotiate the terms of the agreements. Negotiations of the Merger Agreement, the Stockholders Agreements and related documents continued by telephone during the subsequent weeks. On December 3, 1998, the board of directors of Parent convened and approved the transaction, subject to final resolution of outstanding matters and negotiation of definitive documentation. A committee of Parent's board was appointed to review the transaction prior to execution of the documents.

     On December 9, 1998, the Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, subject to final resolution of outstanding matters and negotiation of definitive documentation.

     On December 10, 1998, Mr. Gilbert and Mr. Graham met in New York to resolve outstanding issues. On December 10 and 11, the parties and their respective legal counsel made final changes to the Merger Agreement and the various related agreements and ancillary documents. On the evening of December 12, 1998, the committee of Parent's board convened by telephone and approved the transaction and documentation.

     On December 14, 1998, the parties executed the agreements and the transaction was publicly announced.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; OTHER AGREEMENTS; PLANS FOR THE COMPANY

     Purpose. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Following the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     The Merger Agreement. The following is a summary of the material provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1.

     The Offer. The Merger Agreement provides that so long as (a) the Merger Agreement has not been terminated in accordance with the provisions described below under "-- Termination of the Merger Agreement" and (b) none of the events or circumstances set forth below in paragraphs (a)-(f) of Section 14 have occurred or are existing, the Purchaser will commence the Offer by the fifth business day after the first public announcement of the execution of the Merger Agreement or on such earlier date as is reasonably practicable. In the Merger Agreement, the Purchaser expressly reserves the right to waive any condition to the Offer (other than the Minimum Condition), to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer, provided that no change may be made without the consent of the Company which is adverse to the holders of Shares, decreases the price per Share payable in the Offer, changes the form of consideration to be paid in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Section 14 below or extends the expiration date of the Offer (except that the Purchaser, without the consent of the Company, may extend the expiration date of the Offer, subject to the Company's rights of termination, (a) as required to comply with any rule, regulation or interpretation of the SEC, (b) if at the scheduled or extended expiration date of the Offer any of the conditions set forth in Section 14 have not been satisfied or waived, until such time as all such conditions are satisfied or waived, or (c) provided that at least 90% of the Shares have not been tendered, for one or more times for a total number of days in the aggregate pursuant to this clause (c) not to exceed 20 for any reason other than those specified in the immediately preceding clauses (a) and (b)). In the Merger Agreement, Parent, the US Parent and the Purchaser agree that if all of the conditions described below in Section 14 are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied by the commercially reasonable best efforts of the parties to the Merger Agreement, the Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived, provided that the Purchaser shall not be required to extend the Offer for a total of more than 20 days beyond the initial expiration date of the Offer.

     The Merger. The Merger Agreement provides that following the satisfaction of the conditions described below under "-- Conditions to the Merger," the Purchaser will be merged with and into the Company, and each outstanding Share (other than Shares held by stockholders who perfect their appraisal rights under Delaware law, Shares owned by the Company as treasury stock and Shares owned by Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company) will be converted into the right to receive an amount per Share equal to the price per Share actually paid in the Offer (the "Merger Consideration"), without interest.

     Vote Required to Approve Merger. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board and generally by a majority of the holders of the Company's outstanding voting securities. The Board has approved the Offer and the Merger. Consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser), is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer, the exercise of the Top-Up Option, as described below, or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

     In the event the Purchaser purchases Shares pursuant to the Offer but fails to acquire or control the voting power of at least 90% of the outstanding Shares, the Company has agreed in the Merger Agreement, as soon as practicable following the purchase of Share pursuant to the Offer, to take all steps necessary to hold a meeting of its stockholders for the purpose of adopting and approving the Merger Agreement and the Merger. Parent and the Purchaser have agreed in the Merger Agreement that, at any such meeting, all of the Shares beneficially owned by Parent, the Purchaser or any of their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement and the Merger. The Company has further agreed in the Merger Agreement that it will use its reasonable best efforts to obtain the approval of the Company's stockholders of the Merger Agreement and the Merger and will recommend to such stockholders that they vote in favor of approval and adoption of the Merger Agreement and the Merger.

     Top-Up Option. Pursuant to the Merger Agreement, the Company has granted the Purchaser an irrevocable option (the "Top-Up Option") to purchase from the Company for cash that number of Shares equal to the Top-Up Share Amount (as defined below). The purchase price per Share subject to the Top-Up Option is equal to the Offer Price. In the Merger Agreement, the "Top-Up Share Amount" is defined as that number of Shares that, when added to the number of Shares owned by the Purchaser and its affiliates immediately prior to the exercise of the Top-Up Option, shall constitute 90.1% of the Shares then outstanding (assuming the issuance of Shares pursuant to the Top-Up Option). The Top-Up Option shall expire if not exercised prior to the earlier of the Effective Time and 12:00 midnight, Eastern time, on the date that is 10 business days after termination of the Offer (the "Top-Up Expiration Date"). The Top-Up Option may be exercised by the Purchaser, in whole but not in part, at any one time following the satisfaction of the conditions set forth below, provided that the Top-Up Expiration Date has not occurred. Notwithstanding the occurrence of the Top-Up Expiration Date, the Purchaser shall be entitled to purchase Shares pursuant to the exercise of the Top-Up Option if it has exercised the Top-Up Option in accordance with the terms hereof prior to such occurrence, and the occurrence of the Top-Up Expiration Date shall not affect any rights under the section of the Merger Agreement granting the Top-Up Option which by their terms do not terminate or expire prior to or as of such date. The Merger Agreement provides that the Purchaser shall not be entitled to exercise the Top-Up Option, and the Company shall have no obligation to deliver Shares pursuant to the exercise of the Top-Up Option, unless all of the following conditions have been satisfied:
(a) the Purchaser shall have accepted Shares for payment pursuant to the Offer,
(b) the Minimum Condition shall have been satisfied, (c) the Top-Up Share Amount does not exceed the number of Shares authorized by the Company for issuance but not issued or reserved for issuance, and (d) the Top-Up Share Amount does not exceed 19.9% of the Shares issued and outstanding at the time of exercise of the Top-Up Option (without giving effect to the issuance of Shares pursuant to the Top-Up Option).

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of Parent, the US Purchaser, the Purchaser and the Company to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Purchaser shall have purchased all Shares duly tendered and not withdrawn pursuant to the terms of the Offer and subject to the terms thereof, provided that the obligations of Parent and the Purchaser to effect the Merger shall not be conditioned on the ful fillment of this condition if the failure of the Purchaser to purchase the Shares pursuant to the Offer con stituted a breach of the Offer or of the Merger Agreement, (b) there shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable by any Governmental Entity (as defined in the Merger Agreement) of competent jurisdiction that makes consummation of the Merger illegal, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, provided that the party seeking to avoid its obligations shall have used all reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or order that may be entered, (c) if required under applicable law, the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of Shares in accordance with the Certificate of Incorporation and By-laws of the Company and the DGCL, and (d) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. The Merger Agreement further provides that the respective obligations of Parent, the US Parent and the Purchaser to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the condition that the Purchaser shall have received such affidavits or certifications in form and substance reasonably satisfactory to the Purchaser as are necessary to exempt the Merger from the provisions of section 1445 of the Code.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that it will not, and will not permit any of its subsidiaries, or any of its or their officers, directors, employees, representatives, or advisors, including any investment banker, attorney or accountant retained by the Company or any of its subsidiaries (collectively, "Representatives"), to, directly or indirectly
(a) solicit, initiate, or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), or (b) participate in any discussions or negotiations with any person regarding an Acquisition Proposal, and the Company has agreed to notify promptly Parent and the Purchaser of any such inquiries and proposals received by the Company; provided however, that nothing contained in the Merger Agreement shall prohibit the Board at any time prior to the adoption of the Merger Agreement by the stockholders of the Company from furnishing nonpublic information (pursuant to a customary and reasonable confidentiality agreement) to, or participating in negotiations with, any person in response to an Acquisition Proposal of such person that was unsolicited and that did not otherwise result from a breach of the Merger Agreement, and that constitutes a Superior Proposal (as hereinafter defined), if the Board determines in good faith, after consultation with outside legal counsel to the Company, that failure to do so would result in a breach of the fiduciary duty of the Board to the stockholders of the Company under applicable law. The Merger Agreement also provides that any violation of the restrictions set forth in this paragraph by any Representative, whether or not acting on behalf of the Company or any of its subsidiaries, shall be deemed a breach of the provisions of this paragraph by the Company.

     The Merger Agreement provides further that, except as described below, neither the Board nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Board or such committee of the Offer, the Merger Agreement or the Merger, unless there is a Superior Offer outstanding,
(b) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, unless such Acquisition Proposal is a Superior Proposal, or (c) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (each, an "Acquisition Agreement") with respect to an Acquisition Proposal unless such Acquisition Proposal is a Superior Proposal, and unless, in each case, the Board shall have (a) determined in good faith, after consultation with outside legal counsel to the Company, that failure to do so would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, and (b) terminated the Merger Agreement pursuant to clause (e)(iv) under "-- Termination of the Merger Agreement" below.

     In addition, under the Merger Agreement the Company has agreed to advise promptly Parent, orally and in writing, of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal, including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making such request, Acquisition Proposal or inquiry. The Company will to the extent reasonably practicable keep Parent and the Purchaser fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

     Nothing contained in the Merger Agreement shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board, after consultation with outside legal counsel to the Company, failure so to disclose would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law; provided that neither the Company, the Board nor any committee thereof may, except as described above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or the Merger Agreement, or proposes to approve or recommend, an Acquisition Proposal; provided, further, that the taking of a position by the Company pursuant to Rule 14e-2(a)(2) or (3) of the Exchange Act in respect of an Acquisition Proposal shall not be deemed a withdrawal, a modification or a proposal to do either, of its position with respect to the Merger.

     In the Merger Agreement, "Acquisition Proposal" is defined as any proposal or offer from any person relating to any direct or indirect acquisition or purchase of 10% or more of the assets of the Company or any of its subsidiaries (including intellectual property) or the direct or indirect acquisition or purchase of any shares of any class of outstanding equity securities of the Company or any of its subsidiaries (except as may be explicitly permitted by the Merger Agreement), any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement. In the Merger Agreement, "Superior Proposal" is defined as any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the voting power of the common stock of or all or substantially all the assets of the Company and its subsidiaries and otherwise on terms which the Company Board determines in good faith (based on the written opinion of Broadview International LLC or another financial advisor of nationally recognized standing (which opinion shall be provided to the Purchaser)) to be more favorable to the Company's stockholders than the Offer and the Merger and for which any necessary financing is then committed or which, in the good faith judgment of the Board, is reasonably capable of being obtained by such third party.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company: (a) by mutual consent of the Board of Directors of Parent and the Board, (b) by action of the Board of Directors of Parent or action of the Board if at least that number of Shares required by the Minimum Condition to be tendered shall not have been purchased in the Offer on or before the date that is 90 days after the date of the Merger Agreement, provided that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party whose failure to fulfill any material obligation under the Merger Agreement in all material respects has been the cause of, or resulted in, the failure of the Offer or the Merger, as the case may be, to occur on or before the aforesaid dates, (c) by either Parent or the Company if the Offer shall expire or terminate in accordance with its terms without any Shares having been purchased thereunder and, in the case of termination by Parent, the Purchaser shall not have been required by the terms of the Offer or the Merger Agreement to purchase any Shares pursuant to the Offer, (d) by either Parent, the Purchaser or the Company, if any court of competent jurisdiction in the United States or the United Kingdom or other Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, permanently enjoining or otherwise prohibiting the consummation of the Offer or the Merger, and such order, decree, ruling or other action shall have become final and non-appealable, (e) by the Company if (i) Parent or the Purchaser shall have failed to commence the Offer or failed to pay for Shares pursuant to the Offer in each case in accordance with the terms of the Merger Agreement, provided that (in the case of failure to pay for Shares) the conditions to the Offer set forth in paragraphs (a)-(f) of Section 14 shall have been satisfied, (ii) any of the respective representations and warranties of Parent or the Purchaser that are qualified as to materiality shall not have been true and correct or any such representations and warranties that are not so qualified shall not have been true and correct in all material respects, in each case as of the date of the Merger Agreement, which failure to be true and correct in all material respects is not reasonably capable of being cured by the commercially reasonable best efforts of Parent or the Purchaser within 10 days of the receipt by Parent of written notice thereof, (iii) Parent or the Purchaser shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant applicable thereto to be performed or complied with by it prior to the time of determination which failure is not reasonably capable of being cured by the commercially reasonable best efforts of Parent or the Purchaser within 10 days of the receipt by Parent of written notice thereof, or (iv) the Company takes the actions described above in the second paragraph under "-- No Solicitation," provided, in the case of this clause (iv), that (A) the Company has notified Parent or the Purchaser in writing of its intent to take any such action five days prior to the termination of this Agreement, and the relevant Acquisition Proposal continues to be a Superior Proposal notwithstanding any modification by Parent and the Purchaser of the terms of the Offer and the Merger, (B) the Company has complied with the provisions of the second and third paragraphs above under "-- No Solicitation," and (C) such termination shall not be effective until the Company has paid to Parent or deposited with a mutually acceptable escrow agent an amount equal to the sum of the maximum Parent Expenses (as defined below) and the Termination Fee (as defined below), (f) by Parent or the Purchaser if (i) the Offer has expired and the Purchaser is neither required to accept and pay for the Shares tendered into the Offer nor to extend the expiration date of the Offer or if any of the events or circumstances described in Section 14 shall have occurred and shall not be reasonably capable of being cured by the commercially reasonable best efforts of the parties hereto prior to the last date to which Parent and the Purchaser are required to extend the Offer pursuant, or (ii) the Company shall have taken any of the actions described in the second paragraph under "-- No Solicitation" or if the Board shall have resolved to take any such action.

     Fees and Expenses. Except under the circumstances described below, the Merger Agreement provides that each of the parties to the Merger Agreement will bear its own fees and expenses in connection with the Merger Agreement, except that printing and mailing costs and expenses associated with this Offer to Purchase and certain related documents will be shared equally by Parent and the Company.

     The Merger Agreement provides that if the Agreement is terminated pursuant to the provisions described above under clauses (b), (e)(iv), or (f)(i) under "-- Termination of the Merger Agreement" (but, with respect to clause (f)(i), only as a result of the existence of any of the conditions set forth in paragraphs (e) or (f) of Section 14 below), or clause (f)(ii) under "-- Termination of Merger Agreement," the Company shall promptly reimburse Parent for all Parent Expenses (as defined below) incurred by Parent and its affiliates. The term "Parent Expenses" is defined in the Merger Agreement as all documented reasonable out-of-pocket expenses incurred by Parent and its affiliates up to a maximum of $750,000, in connection with or arising out of the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby (including, without limitation, amounts paid or payable to investment bankers, lending banks, dealer-managers and information agents, fees and expenses of counsel, accountants and consultants, underwriting and all printing and mailing costs), regardless of when those expenses were incurred. In addition, if the Merger Agreement is terminated pursuant to clauses (b), (e)(iv) or (f)(ii) under "-- Termination of the Merger Agreement," and within one year of such termination the Company consummates an Acquisition Proposal or enters into an Acquisition Agreement with respect to an Acquisition Proposal that is subsequently consummated, the Company shall pay Parent $1,500,000 (the "Termination Fee") in addition to any payment due or made with respect to Parent Expenses. The Company has agreed to pay such amount immediately upon consummation of such Acquisition Proposal, in same-day funds, and (c) in the event that the Company fails to pay any Parent Expenses or the Termination Fee when due, "Parent Expenses" and the "Termination Fee" shall be deemed to include the costs and expenses actually incurred or accrued by Parent, the US Parent and the Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of these provisions, together with interest on such unpaid Parent Expenses or Termination Fee, commencing on the date that such Parent Expenses or Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 1.00%.

     Conduct of Business of the Company; Covenants. Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, unless otherwise expressly contemplated by the Merger Agreement, it and each of its subsidiaries will: (a) conduct its operations according to its ordinary and usual course consistent with past practices, (b) use reasonable best efforts to preserve intact its business organization, maintain its rights and franchises and to maintain satisfactory relationships with customers and other having business relationships with it, and (c) make its officers reasonably available to confer on a regular and frequent basis with representatives of Parent to report upon the status of operations. Under the Merger Agreement, the Company has further agreed that, except as expressly contemplated by the Merger Agreement, or otherwise consented to in writing by Parent, from the date of the Merger Agreement until the Effective Time, it and its subsidiaries will not do any of the following: (a) amend its Certificate of Incorporation or By-laws (or equivalent instruments), (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any securities convertible into shares of capital stock of any class, except as required by any Plan (as defined in the Merger Agreement) or Stock Option Plan (as defined in the Merger Agreement) existing as of the date of the Merger Agreement, (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock, provided that any of the Company's wholly-owned subsidiaries may declare, set aside or pay any dividend or other distribution with respect to their capital stock, (d) (i) except under current borrowing facilities in the ordinary course of business in accordance with past practice, create, incur or assume any long-term debt (including obligations in respect of capital leases), (ii) except in the ordinary course of business and consistent with past practices, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person other than any subsidiary of the Company, or (iii) make any loans, advances or capital contributions to, or investments in, any person other than any of the subsidiaries of the Company, except for loans or advances to employees or customers in the ordinary course of business and consistent with past practices,
(e) except in the ordinary course of business consistent with past practice or as otherwise described in the Merger Agreement, sell, transfer or otherwise dispose of, any business, subsidiary, or assets (including without limitation, receivables, leasehold interests or Intellectual Property (as defined in the Merger Agreement)) that are material to the Company and its subsidiaries taken as a whole, or fixed assets that are sold, transferred or otherwise disposed of, either individually or in the aggregate, with a book value in excess of $250,000, (f) make any capital or research and development expenditures in the aggregate for the Company and its subsidiaries in excess of the amounts specified in the Company's 1999 expense plan for capital or research and development expenditures, a copy of which was made available to Parent prior to the execution of the Merger Agreement, other than increases over such plan in amounts that are in the aggregate immaterial, (g) except in the ordinary course of business consistent with past practice or as otherwise described in the Merger Agreement, license or permit any third party to use any Intellectual Property, (h) without the written consent of Parent (which shall not be unreasonably withheld or delayed), settle or compromise any pending or threatened suit, action, tax audit or claim in which the amount involved is greater than $250,000 or which is material to the Company and its subsidiaries taken as a whole, (i) waive or amend any term or condition of any confidentiality or "standstill" agreement to which the Company is a party, (j) except with respect to agreements which are terminable at will by the Company or any of its subsidiaries without any material penalty to the Company or any of its subsidiaries, enter into or amend any legally binding employment, severance, consulting or salary continuation agreements with any officers, directors or employees or grant any increases in compensation or benefits to employees other than increases to officers and employees in the ordinary course of business consistent with the past practice of the Company and its subsidiaries, (k) enter into, renew or agree to any modification or amendment to any Contract (as defined in the Merger Agreement) unless the Contract (i) expressly provides that the Company's aggregate exposure thereunder (including any exposure described in clause (iii) below) to the other party to the Contract (the "Licensee") or to any other third party does not exceed the greater of (A) $2,000,000 and (B) the aggregate amount actually paid by the

Licensee to the Company under such Contract through the date on which the determination of the Company's liability is made, (ii) expressly excludes any consequential damages (including loss of profits) of the Licensee or other third parties from any liability of the Company, (iii) expressly provides that the Company's potential liability in respect of infringement claims relating to the Company's Intellectual Property does not exceed the aggregate amount actually paid by the Licensee to the Company under such Contract through the date on which the determination of the Company's liability is made, (iv) only obligates the Company to provide a package of standard products and services or to provide non-standard products and services that do not, in the aggregate, exceed 20% of the value of the Contract or to provide other services on a "time and materials" basis, and (v) does not require or obligate the Company to perform services or provide non-standard products in the future at an aggregate cost to the Company of more than $1,000,000, (l) make any material tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, (m) except for bonuses payable for 1998 in an aggregate amount not to exceed $1,250,000 and annual salary reviews and increases (which shall not exceed 5% on average) grant any material increase in the compensation payable or to become payable to any of its officers or to its employees as a whole or establish, adopt, enter into, make any new grants or awards under, or amend, any collective bargaining (except as required by law), bonus, profit sharing, thrift, compensation, stock option or other equity, pension, retirement, incentive or deferred compensation, employment, retention, termination, severance, health, life or other welfare, fringe or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current directors, officers or employees, or grant or pay any material benefit not required by any existing plan or arrangement, (n) (i) adopt or terminate any material Plan or (ii) amend any Plan in any material respect (except in each case as expressly contemplated by the Merger Agreement), (o) except in the ordinary course of business, enter into (i) any agreements with distributors, brokers, or sales agents other than agreements terminable without penalty on less than 30 days' notice, (ii) any agreements to distribute products for others or which restrict the ability of the Company or its subsidiaries to compete, or
(iii) any other agreements, other than agreements relating to product promotions, that would be Material Contracts (as defined in the Merger Agreement); or amend in any respect materially adverse to the Company any of the foregoing agreements as they existed on the date of the Merger Agreement, (p) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of Common Stock or other capital stock or ownership interests (other than such payments by a wholly-owned subsidiary to the Company or another wholly-owned subsidiary), (q) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or the capital stock of any of its Subsidiaries, (r) settle or compromise any pending or threatened Litigation without Parent's consent (which consent will not be unreasonably withheld or delayed), other than settlements of Litigations which involve solely the payment of money (without admission of liability) not to exceed $50,000 in any one case or $100,000 in the aggregate, (s) waive, relinquish, release, assign or terminate any material right or claim, including any such right or claim under any Material Contract in any respect that is materially adverse to the Company, (t) except as required by GAAP, make any change to any of the accounting principles, practices or methods used by it, (u) acquire any business (by merger, purchase of capital stock, purchase of assets, consolidation or otherwise) or (v) agree to do any of the foregoing.

     Board of Directors. The Merger Agreement provides that promptly upon the purchase by the Purchaser of Shares pursuant to the Offer, the Purchaser shall be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give the Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, the Purchaser or any of their affiliates at such time bears to the total number of Shares then outstanding (provided that, if Parent, the Purchaser and their affiliates beneficially own in the aggregate at least a majority of the Shares, the Purchaser shall in any event be entitled to designate at least a majority of the directors on the Board), and the Company shall, at such time, promptly take all actions necessary to cause the Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both; provided, however, that in the event that the Purchaser's designees are elected to the Board, until the Effective Time, the Board shall have at least one director who was a director of the Company on the date of the Merger Agreement and who was not an officer of the Company or any of its subsidiaries (each, an

"Independent Director") and, provided, further, that, if no Independent Directors then remain, the other directors of the Company on the date of the Merger Agreement shall designate one person to fill such vacancy who shall not be an officer or affiliate of the Company or any of its subsidiaries, or officer or affiliate of Parent or any of its subsidiaries, and any such person is deemed to be an Independent Director for purposes of the Merger Agreement. At such times, the Company has agreed to use reasonable best efforts to cause persons designated by the Purchaser to constitute the same percentage as persons designated by the Purchaser shall constitute of the Board with respect to (a) each committee of the Board, (b) each board of directors of each subsidiary of the Company, and (c) each committee of each such board, to the extent permitted by applicable law. The Merger Agreement provides that, following the election or appointment of designees of the Purchaser pursuant to the terms of the Merger Agreement and prior to the Effective Time, any amendment of the Merger Agreement or the constituent documents of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Purchaser or waiver of any of the Company's rights under the Merger Agreement shall require the concurrence of a majority of the Independent Directors.

     Stock Options. The Merger Agreement provides that each option to purchase Shares granted to any employee, consultant or director of the Company or any of its subsidiaries pursuant to any of the Company stock option plans that, immediately prior to the Effective Time, was outstanding, whether vested or not vested shall be canceled in exchange for the right to receive a cash payment equal to the product (such product, the "Option Consideration") of (a) the excess of (i) the Merger Consideration over (ii) the exercise price per share of such option multiplied by (b) the number of Shares covered by such option, which cash payment shall be reduced by any applicable withholding taxes and be without interest. In the case of options subject to the Company's 1988 Incentive Stock Option Plan and all other options vested as of such date, payment shall be made as soon as practicable after the Effective Time. In the case of all other options, such payment shall be made on June 1, 1999, provided that the holder of such option continues to be employed by the Company or its successor on such date. Notwithstanding the foregoing, any options that become vested prior to June 1, 1999 shall receive such payment as soon as practicable following the date of such vesting. The Company has agreed to use its reasonable best efforts to obtain all necessary consents of the holders of options to the cancellation of the options.

     Indemnification and Insurance. In the Merger Agreement, Parent has agreed that for a period of three years after the Effective Time, Parent shall, and that it shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (collectively, the "Indemnified Parties") from and against, and pay or reimburse the Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities resulting from or arising out of actions or omissions occurring on or prior to the Effective Time to the full extent permitted or required under applicable law and, in the case of indemnification by the Surviving Corporation, to the extent permitted under the provisions of the Certificate of Incorporation and the By-laws of the Company, each as in effect at the date of the Merger Agreement (which provisions shall not be amended in any manner which adversely affects any Indemnified Party, for a period of three years), provided that in the event any claim or claims are asserted or made within such three-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim. In any case in which approval by the Surviving Corporation is required to effectuate any indemnification, Parent has agreed to cause the Surviving Corporation to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel selected by the Indemnified Party. In the event that Parent, the Surviving Corporation or any of their successors or assigns (a) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the indemnification obligations set forth in the Merger Agreement. In the event that the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent has agreed that it will either guarantee its indemnification obligations or take such other action to insure that the ability of the Surviving Corporation, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect. Parent and the Purchaser have further agreed, for a period not less than three years after the Effective Time, to use their reasonable best efforts maintain in effect directors' and officers' liability insurance covering the Indemnified Parties who are currently covered by the Company's existing directors' and officers' liability insurance, on terms and conditions no less favorable to such directors and officers than those in effect on the date hereof, provided that in no event shall Parent be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     Reasonable Best Efforts. The Merger Agreement provides that, subject to the terms of the Merger Agreement, each of the parties has agreed to use all reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in "-- Conditions to the Merger" are satisfied and to consummate and make effective in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including the Merger.

     Directors and Officers. Pursuant to the Merger Agreement, the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Employees and Employment Benefit Plans. In the Merger Agreement, Parent expressed its intention to cause the Surviving Corporation and its subsidiaries to maintain employee compensation policies and benefit plans for their respective employees from and for a period of twelve months after the Effective Time that, in the aggregate, are substantially comparable, in the aggregate, to the compensation policies and Plans as of the date of the Merger Agreement. In the Merger Agreement, from and after the Effective Time, Parent has agreed to cause the Surviving Corporation and its subsidiaries to honor all existing employment agreements in accordance with the terms thereof as in effect on the date of the Merger Agreement or as the same may be amended with the consent of the employee party thereto and Parent. To the extent that employees of the Surviving Corporation or its subsidiaries become eligible to participate in any employee benefit plan of Parent after the Effective Time, Parent has agreed to recognize the service of such employees with the Company or its subsidiaries completed prior to the Effective Time for all purposes of eligibility to participate and vesting in its benefit plans.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

     The Stockholders Agreements.

     The following is a summary of the material provisions of the Stockholders Agreements. The summary is qualified in its entirety by reference to the Stockholders Agreements which are incorporated by reference and copies of which have been filed with the SEC as exhibits to the Schedule 14D-1.

     Pursuant to the Stockholders Agreements, each of the Certain Stockholders has agreed unconditionally to tender all Subject Shares (as defined in the Stockholders Agreements) held by such Certain Stockholder into the Offer and not to withdraw any Subject Shares so tendered. If, for any reason, any of such Subject Shares are not tendered into the Offer (or are tendered but are not accepted), each Certain Stockholder has agreed to sell such Subject Shares to the Purchaser, and the Purchaser has agreed to acquire such Subject Shares at the Offer Price, provided that the Purchaser has accepted Shares for payment under the Offer and the Minimum Condition has been satisfied.

     Each of the Certain Stockholders has agreed that if the Merger Agreement shall have been terminated under circumstances where Parent or any of its affiliates is entitled, or may become entitled, to receive a Termination Fee, and within one year of such termination (a) the Company enters into an Acquisition Agreement with respect to any Acquisition Proposal that is subsequently consummated or (b) an Acquisition Proposal is consummated, each Certain Stockholder shall pay to Parent on demand, at the time such

Acquisition Proposal is consummated, an amount equal to all Profit (as defined below) of such Certain Stockholder. For purposes of the Stockholders Agreements, the "Profit" of any Certain Stockholder from any Acquisition Proposal means (x) the aggregate consideration that would have been received by such Certain Stockholder pursuant to such Acquisition Proposal if such Certain Stockholder held the same number of Subject Shares at the consummation of such Acquisition Proposal as he held at the time the Merger Agreement was terminated (including any consideration that would have been received in respect of any unexercised stock options or warrants or similar instruments held at the time the Merger Agreement was terminated), valuing any noncash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation less (y) the fair market value of the aggregate consideration that would have been issuable or payable to such Certain Stockholder (assuming all stock options, warrants or similar instruments held by such Certain Stockholder were exercised) if he had received the Merger Consideration (as defined in the Stockholders Agreements) pursuant to the Merger Agreement as originally executed (without giving effect to any increase in such Merger Consideration).

     In addition, each Certain Stockholder has severally agreed that: (a) at any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, such Certain Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement; (b) at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) of such Certain Stockholder is sought, such Certain Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any Acquisition Proposal or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Company's common stock; (c) with certain exceptions, such Certain Stockholder shall not, prior to the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, (x) sell, transfer, give, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or consent to any Transfer of, any or all of such Subject Shares or any interest therein or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares to any person other than pursuant to the terms of the Offer or the Merger (except that Mr. Beckstrom may transfer up to 300,000 Subject Shares to charitable institutions, subject to the approval of Parent) or
(y) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Acquisition Proposal and agrees not to commit or agree to take any of the foregoing actions; and (d) during the term of the Stockholders Agreements, such Certain Stockholder shall not, nor shall it permit any investment banker, financial advisor, attorney or accountant retained by, or other advisor or representative of, such Certain Stockholder to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal. The Stockholders Agreements provide that each Certain Stockholder has executed the Stockholders Agreements in his capacity as a stockholder of the Company, and nothing therein shall limit or affect any actions taken by such Certain Stockholder in his capacity as an officer or director of the Company.

     Each Certain Stockholder has in the Stockholders Agreements irrevocably granted to, and has appointed, Parent and Messrs. Strone Macpherson and Ross Graham, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Certain Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Certain Stockholder, to vote such Certain Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares, in connection any and all of the matters described in clauses (a) and (b) of the immediately preceding paragraph.

  Employment Agreements.

     In connection with the Offer and the Merger, the Company has entered into employment agreements (the "Employment Agreements"), each dated the date of the Merger Agreement, with Messrs. Gilbert and Beckstrom to secure their continued employment following the Merger. The following is a summary of the material provisions of the Employment Agreements. The summary is qualified in its entirety by reference to the Employment Agreements which are incorporated by reference and copies of which have been filed with the SEC as exhibits to the
Schedule 14D-1.

     Under the Employment Agreements, Messrs. Gilbert and Beckstrom will be employed for a term commencing on the Effective Time of the Merger and ending on the third anniversary thereof (the "Initial Term"). Following the Initial Term, the Employment Agreements will be renewable for successive six month terms. During the term of the Employment Agreements, each of Messrs. Gilbert and Beckstrom will be paid a base salary of $250,000, subject to annual review on each May 31 (beginning May 31, 2000). In the event of the termination of Mr. Gilbert's or Mr. Beckstrom's employment during the Initial Term, without cause by the Surviving Corporation or by either of them for good reason (in each case, as defined in the Employment Agreements), such terminated executive will receive six months' continuation of base salary payments and medical benefits. As an additional incentive provided to Messrs. Gilbert and Beckstrom for continued service and as motivation for superior performance, each of them shall be entitled to participate in the Surviving Corporation's Long Term Incentive Plan. See "-- Long Term Incentive Plan". The Employment Agreements also contain post-employment restrictions on competition and solicitation of employees and clients and other customary provisions.

     The Company plans to enter into similar employment agreements with certain other executive employees (each, an "Executive Employee" and collectively, the "Executive Employees") in order to secure their continued employment following the Merger as well.

Long Term Incentive Plan.

     Subsequent to the Merger, the Surviving Corporation plans to implement a Long Term Incentive Plan (the "LTIP") for Messrs. Gilbert and Beckstrom and such other Executive Employees as may be selected by the Board of Directors of the Surviving Corporation, with Parent's consent. The following is a summary of the material provisions of the LTIP. The summary is qualified in its entirety by reference to the Long Term Incentive Plan Term Sheet which is incorporated by reference and a copy of which has been filed with the SEC as an exhibit to the
Schedule 14D-1.

     Pursuant to the LTIP, long-term awards ("Awards") will be payable for the three year period (the "Performance Period") from June 1, 1999, through May 31, 2002, based on certain performance objectives. Pursuant to the terms of the LTIP, an Incentive Pool will be established for the purpose of administering payments under the LTIP in the form of Awards to the LTIP Participants. Up to $19.2 million will be reserved for possible credit to the Incentive Pool, the exact size of which will be determined by the compounded annual profit growth achieved by the Surviving Corporation during the Performance Period.

     An aggregate of $1.6 million will be credited to the Incentive Pool if the Surviving Corporation's "Profits" (to be defined in the LTIP) during the first year of the Performance Period equal or exceed a specified dollar amount to be determined by Parent in consultation with the Surviving Corporation (the "Base Amount"). Following the second and third years of the Performance Period, the aggregate amount credited to the Incentive Pool (inclusive of all prior years' credits, if any) will equal $1.6 million if the compounded annual rate of Profit growth ("Profits CAGR") over the Performance Period (measured against the Base Amount, regardless of whether the actual Profits CAGR for Year 1 is less than or greater than such Base Amount) equals 30%. To the extent that such Profits CAGR for Years 2 and 3 exceeds 30%, the amount credited to the Incentive Pool will increase, on a linear basis, up to an aggregate credit of $3.2 million if the Profits CAGR equals 90%. If the Profits CAGR exceeds 90%, the amount credited to the Incentive Pool will be determined as follows: (i) $4.8 million if the Profits CAGR equals 120%; (ii) $8 million if the Profits CAGR equals 150%; (iii) $12.8 million if the Profits CAGR equals 180%; (iv) $19.2 million if the Profits CAGR equals or exceeds 210%; and (v) a pro-rata amount, calculated on a linear basis, if the actual Profits CAGR falls between any of the above listed targets.

     After determining the adjusted maximum size of the Incentive Pool as described above, such amounts will be allocable to the Participants depending on certain vesting requirements. The portion of the Incentive Pool that will become vested and available to fund awards granted to Participants shall be determined as follows: (A) following Year 1 of the Performance Period, 20% of the amount (if any) credited to the Pool will become vested; (B) following Year 2, the aggregate vested portion of the Pool (inclusive of the amount vested after Year
1) will equal the greater of (i) the amount vested after Year 1 or (ii) 40% of the amount credited to the Incentive Pool following Year 2; (C) following Year 3, the aggregate vested portion of the Pool (inclusive of the amount vested after Year 2) will equal the greater of (i) the amount vested after Year 2 or
(ii) 100% of the amount credited to the Incentive Pool following Year 3. The vested portions of the Incentive Pool will be nonforfeitable. However, each LTIP Participant must generally remain employed by the Surviving Corporation through the final day of each Performance Year during the Performance Period in order to be entitled to his or her applicable percentage of the LTIP accrual for such Performance Year.

     Payments under the LTIP in satisfaction of the awards granted to Participants will be made in cash, with interest thereon at a simple annual rate of 5% (payable from June 1, 1999). An LTIP Participant may cash out his or her LTIP Award at any time, based on the vested portion of the Incentive Pool at such time. However, by cashing out the LTIP Award, the Participant will forfeit all rights to subsequent LTIP accruals. LTIP Awards will be automatically paid out upon a Participant's termination of employment (other than due to a termination "without cause" by the Surviving Corporation or a termination for "good reason" by the Participant). In all cases, the LTIP Awards will be paid out no later than October 31, 2004.

     Commencing on June 1, 2003 as to 50% of a Participant's LTIP Award, and June 1, 2004 as to the remaining 50%, a Participant will have the right to redeem his or her LTIP Award (excluding any simple interest that may have accrued thereon) for a cash payment based on a portion of the appreciation of Misys Ordinary Shares since the closing date of the Tender Offer (the "SAR"). The base price for the SAR will equal 125% of the closing price of a Misys Ordinary Share as of the closing date of the Tender Offer, expressed in Pounds Sterling (the "Base Price"). Upon exercise of the SAR, a Participant will receive a cash payment equal to the product of (A) the quotient of (x) the dollar value (absent the SAR) of the portion of the LTIP Award being so redeemed and (y) the Base Price, and (B) the closing price (in Pounds Sterling) of a Misys Ordinary Share as of the exercise date. With respect to each Participant, the SAR will terminate on the earlier of October 31, 2004 or the date on which the participant terminates employment (other than due to a termination "without cause" by the Surviving Corporation or a termination for "good reason" by the participant).

     The terms of the LTIP may be modified from the above description if advantageous tax results may be achieved without materially changing the economics of the LTIP.

     Appraisal Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including asset values and the investment value of the Shares. The fair value so determined could be more or less than the Offer Price or the Per Share Merger Consideration.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into the Per Share Merger Consideration in accordance with the Merger Agreement.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Going Private Transactions. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders prior to consummation of the Merger.

     Plans for the Company. Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's business, corporate structure, capitalization, management or dividend policy.

     Except as otherwise described in this Offer to Purchase, none of the Purchaser, Parent or USA Sub has any current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13.  DIVIDENDS AND DISTRIBUTIONS

     The Merger Agreement provides that neither the Company nor any of its subsidiaries will, without the written consent of Parent, (a) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any securities convertible into shares of capital stock of any class, except as required by any Plan (as defined in the Merger Agreement) or Stock Option Plan (as defined in the Merger Agreement) existing as of the date of the Merger Agreement; or (b) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock, provided that any of the Company's wholly-owned subsidiaries may declare, set aside or pay any dividend or other distribution with respect to their capital stock. See Section 12.

14.  CERTAIN CONDITIONS OF THE OFFER

     The Merger Agreement provides that notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares not theretofore accepted for payment or paid for, and the Purchaser may amend or terminate the Offer as to such Shares not theretofore accepted for payment or paid for (subject to any such applicable rules and regulations of the SEC) (i) unless the Minimum Condition has been satisfied or waived, (ii) if any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, or (iii) if at any time on or after the date of the Merger Agreement and at or before the time that the Shares are accepted for payment any of the following conditions exists and is continuing:

          (a) there shall be threatened or pending any action or proceeding by any Governmental Entity or any order or temporary, preliminary or permanent injunction or restraining order entered in any action or proceeding before any Governmental Entity located or having jurisdiction within the United States, the United Kingdom or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, or any statute, rule, regulation, legislation, interpretation, judgment or order enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Purchaser, the Company or any subsidiary or affiliate of the Purchaser or the Company or the Offer or the Merger, by any Governmental Entity located or having jurisdiction within the United States, the United Kingdom or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, which would reasonably be expected to have the effect of (i) making illegal, or otherwise directly or indirectly prohibiting, challenging or materially restraining the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of more than 90% of the Shares by Parent or the Purchaser, the consummation of the Merger or the Offer, materially delaying the Merger or making the aggregate cost of acquiring the Shares materially higher, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its subsidiaries that owns a material portion of the business and assets of the Company and its subsidiaries taken as a whole, or by Parent or the Purchaser of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, or compelling the Purchaser or Parent to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, as a result of the transactions contemplated by the Merger Agreement, (iii) seeking to impose limitations on the ability of the Purchaser or Parent effectively to acquire or hold or to exercise full rights of ownership of Shares including, without limitation, the right to vote any Shares acquired or owned by Parent or the Purchaser on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary (other than immaterial subsidiaries) directly or indirectly owned by the Company, or (iv) seeking to require divestiture by Parent or the Purchaser, directly or indirectly, of any Shares or assets of Parent, the Purchaser, the Company or their respective affiliates;

          (b) there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would be reasonably expected to have, a material adverse effect on the business, operations, results of operations, prospects, assets or financial condition of the Company and its subsidiaries taken as a whole (except for any such effect that is caused principally by the announcement or pendency of the Offer or the Merger);

          (c) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom, or (ii) a currency moratorium on the exchange markets in London or New York City with respect to the English pound sterling or the United States dollar;

          (d) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company;

          (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not have been true and correct or any such representations and warranties that are not so qualified shall not have been true and correct in all material respects, in each case as of the date of the Merger Agreement and immediately prior to the consummation of the offer as if made on such date (other than representations and warranties made as of a specified date) which failure to be true and correct or true and correct in all material respects is not reasonably capable of being cured by the commercially reasonable best efforts of the Company within 10 days of the receipt by the Company of written notice thereof; or

          (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement prior to the time of such determination which failure is not reasonably capable of being cured by the commercially reasonable best efforts of the Company within 10 days of the receipt by the Company of written notice thereof;

which, in the good faith sole judgment of the Purchaser with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

     Pursuant to the Merger Agreement, the foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may (except of the Minimum Condition) be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, none of the Purchaser, Parent or USA Sub is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser, Parent and USA Sub currently contemplate that such approval or other action will be sought, except as described below under "-- State Takeover Laws." While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain circumstances. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) for a period of three years from the time such interested stockholders became the holders of 15% or more of such Shares unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder". The Board has approved the Merger Agreement and the Stockholders Agreements and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable to the Merger.

     Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection with the Offer or the Merger is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer or the Merger, the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser might not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent made such filing on December 14, 1998, and the 15-calendar day waiting period will expire on December 29, 1998. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. Based upon a preliminary examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

     Other Foreign Laws. The Company has informed the Purchaser that the Company and certain of its subsidiaries conduct business in certain other foreign countries where regulatory filings or approvals may be required in connection with the consummation of the Offer. Certain of such filings, if required, may not be completed and certain of such approvals, if required, may not be obtained, prior to the expiration of the Offer. However, there is no present intention to delay the acceptance for payment of or the payment for Shares pursuant to the Offer pending the completion of such filings and the obtaining of such approvals. There is no assurance that any such approvals would be obtained or that adverse consequences to Parent's or the Company's business might not result from a failure to obtain such approvals or conditions that might be imposed in connection therewith.

16.  FEES AND EXPENSES

     Greenhill is acting as Dealer Manager in connection with the Offer and is acting as financial advisor to Parent in connection with the Offer and the Merger. Pursuant to an engagement letter (the "Engagement Letter") between Parent and Greenhill, Parent has agreed to pay Greenhill as compensation for such services, a Transaction Fee equal to the lower of (a) $600,000, or (b) 1.0% of the Transaction Value (as defined in the Engagement Letter), payable in cash upon Parent's achieving majority ownership of the Company. Parent has also agreed to reimburse Greenhill for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel and any other professional advisor retained by Greenhill in connection with its engagement and to indemnify Greenhill and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws.

     Parent has retained Corporate Investor Communications, Inc. to act as the Information Agent and BankBoston, N.A. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

     None of the Purchaser, Parent or USA Sub will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser, Parent or USA Sub becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser reserves the right to amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER, PARENT OR USA SUB NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser, Parent and USA Sub have filed with the SEC the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing such additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the SEC).

                                          MOXIE ACQUISITION CORP.

December 18, 1998

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                       PARENT, USA SUB AND THE PURCHASER

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Misys plc. All of the directors and officers listed below are citizens of the United Kingdom, except Mr. Farr, who is a citizen of the United States. Directors are indicated by an asterisk.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                          EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                    EMPLOYMENT HISTORY
-------------------------                       --------------------------------------------
KEVIN LOMAX*................................    Executive Chairman, Misys plc (1985 to
                                                present).
  Misys plc
  Burleigh House
  Chapel Oak
  Salford Priors
  Worcestershire
  WR11 5SH (England)
STRONE MACPHERSON*..........................    Deputy Chairman, Misys plc (1989 to
                                                present).
  Misys plc
  14 Floral Street
  London
  WC2E 9DH (England)
HOWARD EVANS*...............................    Finance Director, Misys plc (January, 1998 to
  Misys plc                                     present); Finance Director, Courtaulds plc
  Burleigh House                                (1994-1997); Partner, Price Waterhouse,
  Chapel Oak                                    Accountants (1984-1994).
  Salford Priors
  Worcestershire
  WR11 5SH (England)
ROSS K. GRAHAM*.............................    Corporate Development Director and Company
  Misys plc                                     Secretary, Misys plc (January, 1998 to present);
  Burleigh House                                Finance Director, Misys plc (1987 to January,
  Chapel Oak                                    1998).
  Salford Priors
  Worcestershire
  WR11 5SH (England)
MICHAEL K. O'LEARY*.........................    Chief Executive Officer, Medic Computer
  Medic Computer Systems Inc.                   Systems Inc. (February, 1998 to present); Chief
  8601 Six Forks Road                           Executive Officer, Insurance Division, Misys plc
  Suite 300                                     (1992-1998).
  Raleigh, North Carolina
  27615 (United States)

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                          EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                    EMPLOYMENT HISTORY
-------------------------                       --------------------------------------------
JOHN G. SUSSENS*............................    Managing Director, Misys plc (1989 to
                                                present);
  Misys plc                                     Chief Executive, Banking Division, Misys plc
  Burleigh House                                (1985-1998); Chief Executive Officer,
                                                Insurance
  Chapel Oak                                    and Information Systems Divisions
                                                (1989-1995).
  Salford Priors
  Worcestershire
  WR11 5SH (England)
ANTHONY G. L. ALEXANDER*....................    Chairman, Marley plc (1997 to present); Vice
  Crafnant                                      Chairman, Imperial Tobacco Group plc
                                                (August,
  Gregories Farm Lane                           1996 to present); Chief Operating Officer,
                                                UK,
  Beaconsfield                                  Hanson plc (1986-1996).
  Bucks
  HP9 1HJ (England)
DR. GEORGE GRAY*............................    Chairman, Serco Group plc (1982 to present).
  19 Lakeside Grange
  Weybridge
  Surrey KT13 9ZE (England)
GEORGE ("CHUCK") FARR*......................    Retired (1998 to present); Vice Chairman of
  69 Vineyard Lane                              American Express (1995-1998); Director,
  Greenwich, CT 06831 (United States)           McKinsey & Company (1968-1995).

DIRECTORS AND EXECUTIVE OFFICERS OF KIRSTY, INC.

     The following table sets forth the name, business address, present occupation or employment and five-year employment history of each of the directors and executive officers of Kirsty, Inc. All of the directors and officers listed below are citizens of the United Kingdom. Directors are indicated by an asterisk.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                          EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                    EMPLOYMENT HISTORY
-------------------------                       --------------------------------------------
CHARLES JOHN COLWELL*.......................    President, Secretary and Treasurer, Kirsty,
                                                Inc.;
  Summit Systems Inc                            Chief Financial Officer, Summit Systems,
                                                Inc.
  22 Cortlandt Street                           (1998 to present); Regional Financial
                                                Controller,
  New York, NY 10007 (United States)            Midas-Kapiti International Ltd (1995-1998);
                                                Internal Auditor, Misys plc (1993-1995).
ROSS K. GRAHAM..............................    Vice President, Kirsty, Inc.; Corporate
  Misys plc                                     Development Director and Company Secretary,
  Burleigh House                                Misys plc (January, 1998 to present);
                                                Finance
  Chapel Oak                                    Director, Misys plc (1987 to January, 1998).
  Salford Priors
  Worcestershire
  WR11 5SH (England)

DIRECTORS AND EXECUTIVE OFFICERS OF MOXIE ACQUISITION CORP.

     The following table sets forth the name, business address, present occupation or employment and five-year employment history of each of the directors and executive officers of Moxie Acquisition Corp. All of the directors and officers listed below are citizens of the United Kingdom. Directors are indicated by an asterisk.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                          EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                    EMPLOYMENT HISTORY
-------------------------                       --------------------------------------------
JOHN G. SUSSENS*............................    President, Moxie Acquisition Corp.; Managing
  Misys plc                                     Director, Misys plc (1989 to present); Chief
  Burleigh House                                Executive, Banking Division, Misys plc (1985-
  Chapel Oak                                    1998); Chief Executive Officer, Insurance and
  Salford Priors                                Information Systems Divisions (1989-1995).
  Worcestershire
  WR11 5SH (England)

                                                Vice President and Treasurer, Moxie
RUPERT C. SOAMES*...........................    Acquisition
  Midas-Kapiti International Ltd                Corp.; Chief Executive Officer, Midas-Kapiti
  1 St George's Road                            International Limited (1997 to present);
  Wimbledon                                     Managing Director, Avery Berkel UK (1995-
  London                                        1997); Assistant Commercial Director, GEC
  SW 19 4DR (England)                           Group (1991-1995).

ROSS K. GRAHAM*.............................    Secretary, Moxie Acquisition Corp.;
  Misys plc                                     Corporate Development Director and Company Secretary,
  Burleigh House                                Misys plc (January, 1998 to present);
  Chapel Oak                                    Finance Director, Misys plc (1987 to January, 1998).
  Salford Priors
  Worcestershire
  WR11 5SH (England)


     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                                BANKBOSTON, N.A.

   By First Class Mail:                  By Hand:          By Overnight Courier or Certified Mail:
     BankBoston, N.A.             Securities Transfer &               BankBoston, N.A.
     Attn: Corporate             Reporting Services, Inc.      Attn: Corporate Reorganization
      Reorganization                 c/o EquiServe LP                 150 Royall Street
      P.O. Box 8029                100 Williams Street                Canton, MA 02021
  Boston, MA 02266-8029                  Galleria
                                    New York, NY 10038

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            [CIC LOGO WITH ADDRESS]

                      The Dealer Manager for the Offer is:

                              GREENHILL & CO., LLC
                              31 West 52nd Street
                               New York, NY 10019
                                 (212) 408-0660